Exhibit 99.1

Joint News Release

FOR IMMEDIATE RELEASE


         UNIONBANCORP, INC. COMPLETES THE SALE OF FIVE UNIONBANK BRANCH
                OFFICES TO FIRST BANKERS TRUST COMPANY OF QUINCY


QUINCY, IL, September 14, 2004 - First Bankers Trust Company of Quincy and UnionBancorp, Inc. of Ottawa, Illinois have announced that First Bankers has completed its acquisition of five UnionBank branch offices located in western Illinois. The transaction, consummated on September 10, 2004, entailed $89.9 million in related deposits and $39.8 in related loans from UnionBank, a subsidiary of UnionBancorp, Inc.

Per the terms of the agreement announced on May 24, 2004, First Bankers acquired the physical assets, deposits, and a portion of the loan portfolio of UnionBank's Quincy, Macomb, Paloma, Carthage and Rushville, Illinois offices, effectively exiting UnionBank from the western Illinois marketplace.

The transaction brought First Bankers' footings to over $400 million, adding five branch offices to the six existing locations presently under management by First Bankers in Quincy and Mendon, Illinois. UnionBancorp, Inc. reported a post-sale total asset size of approximately $670.0 million.

The announcement was made by Don Gnuse, Chairman of First Bankers Trust Company, and Dewey R. Yaeger, President and CEO of UnionBancorp, Inc.

About the Companies

First Bankers Trustshares, Inc. was founded in 1988 by a group of local business associates from Quincy and Carthage, Illinois, tracing their history back to 1946 as the Broadway National Bank of Quincy and First National Bank of Carthage. First Bankers Trustshares, Inc. is the parent company of the soon to be $400 million commercial bank, as well as the parent company of First Bankers Trust Services, a $1.2 billion Trust Company with trust offices in Chicago, Phoenix, Philadelphia, and Quincy. First Bankers Trustshares common stock trades under the ticker symbol FBTT.PK.
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UnionBank is a wholly owned subsidiary of UnionBancorp, Inc. UnionBancorp, Inc.
is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance and Investment services at each of its locations. The Company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois.

UnionBancorp common stock is listed on The Nasdaq Stock Market under the symbol "UBCD." Further information about UnionBancorp, Inc. can be found at the Company's website at www.ubcd.com.

Safe Harbor Statement

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

Contact:  Don Gnuse                                Dewey R. Yaeger
          Chairman                                 President and CEO
          First Bankers Trust Company              UnionBancorp, Inc.
          (800) 228-8000                           (800) 352-8223
          don.gnuse@firstbankers.com               dewey.yaeger@ubcd.com
          --------------------------               ---------------------

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